Exhibit 99.1

Rigel Announces Second Quarter 2014 Financial Results

SOUTH SAN FRANCISCO, Calif. — August 5, 2014 — Rigel Pharmaceuticals, Inc. (Nasdaq:RIGL) today reported financial results for the second quarter and six months ended June 30, 2014.

For the second quarter of 2014, Rigel reported a net loss of $25.4 million, or $0.29 per share, compared to a net loss of $22.8 million, or $0.26 per share, in the same period of 2013. Weighted average shares outstanding for the second quarters of 2014 and 2013 were 87.5 million and 87.1 million, respectively.

There was no contract revenue from collaborations in the second quarter of 2014. Contract revenue from collaborations in the second quarter of 2013 consisted of a $1.4 million payment from Daiichi Sankyo for the IND filing for an oncology compound.

Rigel reported total operating expenses of approximately $25.5 million in the second quarter of 2014, compared to approximately $24.3 million for the same period in 2013. The increase in operating expenses was primarily due to the increase in research and development costs related to a Phase 3 clinical program for fostamatinib in patients with immune thrombocytopenic purpura (ITP), partially offset by the decrease in research and development costs related to a Phase 2 clinical study of R343 in asthma that was completed in August 2013.

For the six months ended June 30, 2014, Rigel reported a net loss of $47.7 million, or $0.54 per basic and diluted share, compared to a net loss of $48.3 million, or $0.55 per basic and diluted share, for the same period of 2013.

As of June 30, 2014, Rigel had cash, cash equivalents and available for sale securities of $176.0 million, compared to $212.0 million as of December 31, 2013.  Rigel expects to end 2014 with cash, cash equivalents and available for sale securities in excess of $132.0 million, which it expects will be sufficient to fund operations through the second quarter of 2016.

“We are pleased to have the Phase 3 study underway to evaluate fostamatinib as a treatment for patients with ITP,” said James M. Gower, chairman and chief executive officer of Rigel. “In addition, we anticipate reporting the top-line results from the Phase 2 study of R348 in patients with dry eye shortly,” he added.

About Rigel (www.rigel.com)

Rigel Pharmaceuticals, Inc. is a clinical-stage drug development company that discovers and develops novel, small-molecule drugs for the treatment of inflammatory and autoimmune diseases, as well as muscle disorders. Rigel’s pioneering research focuses on intracellular signaling pathways and related targets that are critical to disease mechanisms. Rigel currently has five product candidates in development: fostamatinib, an oral SYK inhibitor, which is in Phase 3 clinical trials for ITP and is expected to enter a Phase 2 clinical trial for IgA nephropathy in the second half of 2014; R348, a topical JAK/SYK inhibitor in Phase 2 clinical trials for dry eye; R118, an AMPK activator in Phase 1 development; and two oncology product candidates in Phase 1 development with partners BerGenBio AG and Daiichi Sankyo.

This press release contains “forward-looking” statements, including, without limitation, statements related to Rigel’s clinical development plans, including the timing of planned clinical trials and results, and our expected cash balances and sufficiency of our cash resources and ability to fund our operations.  Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “planned,” “will,” “may,” “expect,” and similar expressions are intended to identify these forward-looking statements.  These forward-looking statements are based on Rigel’s current expectations and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward looking statements as a result of these risks and uncertainties, which include, without limitation, the availability of resources to develop Rigel’s product candidates, Rigel’s need for additional capital in the future to sufficiently fund Rigel’s operations and research, the uncertain timing of completion of and the success of clinical trials, market competition, risks associated with and Rigel’s dependence on Rigel’s corporate partnerships, as well as other risks detailed from time to time in Rigel’s reports filed with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the three months ended March 31, 2014. Rigel does not undertake any obligation to update forward-looking statements and expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein.

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Contact: Ryan D. Maynard
Phone: 650.624.1284
Email: invrel@rigel.com

Media Contact: Susan C. Rogers, Alchemy Consulting, Inc.
Phone: 650.430.3777
Email: susan@alchemyemail.com

RIGEL PHARMACEUTICALS, INC.

STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	(unaudited)
Revenues:
Contract revenues	$—	$1,400	$—	$1,400

Operating expenses:
Research and development (see Note A)	20,063	19,393	36,932	39,708
General and administrative (see Note A)	5,393	4,892	10,909	10,287
Total operating expenses	25,456	24,285	47,841	49,995

Loss from operations	(25,456)	(22,885)	(47,841)	(48,595)
Interest income, net	65	117	147	253

Net loss	$(25,391)	$(22,768)	$(47,694)	$(48,342)

Net loss per share, basic and diluted	$(0.29)	$(0.26)	$(0.54)	$(0.55)

Weighted-average shares used in computing net loss per share, basic and diluted	87,532	87,147	87,529	87,144

Note A

Stock-based compensation expense included in:
Research and development	$1,189	$1,002	$2,503	$2,025
General and administrative	943	745	1,993	1,515
	$2,132	$1,747	$4,496	$3,540

SUMMARY BALANCE SHEET DATA
(in thousands)

	June 30,	December 31,
	2014	2013 (1)
	(unaudited)
Cash, cash equivalents and available for sale securities	$176,030	$211,975
Total assets	182,431	226,058
Stockholders’ equity	165,733	208,251

(1)    Derived from audited financial statements